EXHIBIT 10.26

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Certain Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed with the Securities and Exchange Commission

CONFIDENTIAL

Execution copy

LARGE-SCALE PRODUCT SUPPLY AGREEMENT

between

LONZA BIOLOGICS PLC

and

ALEXION PHARMACEUTICALS INC.

-i-

ATTACHMENTS

Attachment 1 – Alexion Patent Rights

Attachment 2 – LB Patent Rights

-ii-

LARGE-SCALE PRODUCT SUPPLY AGREEMENT, dated December 18, 2002, between LONZA BIOLOGICS PLC, an English corporation (“LB”), with offices at 228 Bath Road, Slough, Berkshire SL1 4DY, England, and ALEXION PHARMACEUTICALS INC., a Delaware corporation (“Alexion”), with offices at 352 Knotter Drive, Cheshire, Connecticut 06410.

WITNESSETH:

WHEREAS, LB and Alexion have entered into the Services Agreements and the Letter of Intent (as herein defined);

WHEREAS, in consideration of the sums paid by Alexion to LB pursuant to the Letter of Intent, LB granted Alexion the right during the Exclusive Negotiation Period (as defined therein) to negotiate exclusively for the supply of Large-Scale Product (as defined herein) from the Large-Scale Manufacturing Suite (as defined herein), the supply of which is intended to utilize a portion of the fermentation capacity of the Large-Scale Manufacturing Suite for producing such product; and

WHEREAS, pursuant to the Letter of Intent, the Parties hereto have negotiated terms upon which LB agrees to supply and Alexion agrees to purchase the Services (as defined herein) on the terms and conditions set out herein;

NOW, THEREFORE, the Parties hereto agree as follows:

1. Definitions.

1.1. In this Agreement, the following terms have the meanings set forth below:

1.1.1.	“Advance” means the cash advance of $7,250,000 paid by Alexion pursuant to Section 13.15.

1.1.2.	“Affiliate” means any corporation, partnership, limited liability company or other entity, which directly or indirectly controls, is controlled by or is under common control with the relevant Party to this Agreement, and “control” and its correlates means the ownership of more than fifty per cent (50%) of the issued voting shares, or the legal power to direct or cause the direction of the general management and policies, of the Party in question.

1.1.3.	“Agreement” means this Large-Scale Product Supply Agreement between LB and Alexion.

1.1.4.	“Alexion Information” means all technical and other information known to, controlled or owned by Alexion or its Affiliates from time to time, and not known to and at the free disposal of LB prior to its disclosure by Alexion to LB and not in the public domain.

1.1.5.	“Alexion Materials” means the materials supplied by Alexion to LB pursuant to the Services Agreement between the Parties. Alexion Materials shall further include [*****]. Alexion shall retain all rights to Alexion Materials except as specifically provided in Section 3.2 or the foregoing sentence.

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1.1.6.	“Alexion Patent Rights” means all Patent Rights that are owned by or licensed to Alexion and are necessary or useful in the performance of the Services by LB as contemplated hereby. The Alexion Patent Rights are listed on Attachment 1 and attached hereto.

1.1.7.	“Alexion Tests” means the tests to be carried out on the Large-Scale Product following receipt by Alexion, to be agreed in writing by the parties and, as modified from time to time by written agreement between the Parties.

1.1.8.	“Batch” means the quantity of total bulk purified Large-Scale Product (including samples) which is produced as a result of the completion of one operation of the Large-Scale Process for the Large-Scale Product in the Large-Scale Manufacturing Suite in accordance with the Specifications and cGMP.

1.1.9.	“Batch Price” means that part of the Price which is payable to LB in respect of the Services with respect to a Batch as determined pursuant to Section 13.1.1 hereto, which fee compensates LB for, among other things:

(i)	storage of the [*****]

(ii)	preparation and maintenance of [*****] for the manufacture of bulk Large-Scale Product;

(iii)	performance of the [*****]

(iv)	analysis of [*****];

(v)	review of [*****]; and

(vi)	the costs of [*****].

1.1.10.	“Binding Order” has the meaning ascribed to it by Section 5.2.

1.1.11.	“Cell Line” means the cell line [*****] that is to be used in the manufacture of the Large-Scale Product in accordance with the provisions of this Agreement, as the same may be modified from time to time upon written agreement of the Parties.

1.1.12.	“Certificate of Analysis” means a document certifying that the final bulk product has met all Large-Scale Product specifications and that the product was manufactured according to current Good Manufacturing Practices.

1.1.13.	“Commencement” means with respect to the Commencement of a Batch or the Commencement of [*****] the removal of the first ampoule of the Cell Line from the relevant cell bank stocks with the intent that such cells shall be used in performance of the Services, and with respect to the Commencement of a Suite Use Period means the removal of the first ampoule of the Cell Line for the first Batch associated with such period.

1.1.14.	“[*****] Batches” means batches that are produced to [*****]

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1.1.15.	“[*****] Suite Use Period” means the [*****] the First Suite Use Period after the Suite Use Commencement Date and is intended to be used for [*****]

1.1.16.	“cGMP” means current Good Manufacturing Practices and General Biologics (i.e. LB) Product Standards as promulgated under and in accordance with the U.S. Federal Food, Drug and Cosmetic Act, 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.

1.1.17.	“Credit” means a per Batch credit of a proportion of the Advance determined in accordance with Section 13.3.2.

1.1.18.	“Deliver”, “Delivered” or “Delivery” has the meaning ascribed to it by Section 7.1.

1.1.19.	“Effective Date” means the date of this Agreement set forth in page 1.

1.1.20.	“Fermenter Train” means the [*****] reactors [*****] and the production reactor [*****].

1.1.21.	“First Suite Use Period” means the first Suite Use Period after the Suite Use Commencement Date and shall be comprised of the [*****]. For the purposes of the Minimum Order the First Suite Use Period shall include both [*****].

1.1.22.	“Force Majeure” means causes beyond the reasonable control of a Party or its Affiliates including, without limitation, acts of God (including but not limited to earthquake), laws or regulations of any government or agency thereof (that could not reasonably have been expected or anticipated on the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements), war, terrorism, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle), epidemic, and failure of suppliers, public utilities or common carriers.

1.1.23.	“Large-Scale Development Services Agreement” means an agreement between the Parties, separate from this Agreement and [*****] the Large-Scale Process that is specific to the Large-Scale Product.

1.1.24.	“Large-Scale Manufacturing Suite” means the large-scale cGMP manufacturing facility that LB [*****] Portsmouth, New Hampshire manufacturing site, [*****]

1.1.25.	“Large-Scale Process” means the process operating parameters for the operation of the innoculum and the Fermenter Train used for the production of the Large-Scale Product from the Cell Line and the methods of harvesting and purification of the Large Scale Product.

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1.1.26.	“Large-Scale Product” means the anti C-5 monoclonal antibody claimed in U.S. Patent Number 6,355,245 (regardless of whether such patent later terminates or expires for any reason) that is expressed by the Cell Line.

1.1.27.	“LB (NH)” means LB’s Affiliate, Lonza Biologics, Inc. of Portsmouth, New Hampshire.

1.1.28.	“LB Information” means all technical and other information known to, owned or controlled by LB or its Affiliates from time to time, and not known to and at the free disposal of Alexion prior to its disclosure by LB to Alexion and not in the public domain, including, without limitation, the [*****]

1.1.29.	“LB [*****]” means LB’s [*****] used in the Large-Scale Process.

1.1.30.	“LB Patent Rights” means all Patent Rights that are owned by or licensed to LB and are necessary or useful in the performance of the Services as contemplated hereby. The LB Patent Rights are listed on Attachment 3.

1.1.31.	“Letter of Intent” means the letter agreement, dated December 14, 2001, between LB and Alexion.

1.1.32.	“Materials of Environmental Concern” means any hazardous substance, as that term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980; solid waste and hazardous waste, at those terms are defined in the federal Resource Conservation and Recovery Act (each as in effect on the Effective Date); and oil, petroleum and petroleum products.

1.1.33.	“Maximum Order” shall mean [*****]

1.1.34.	“Minimum Order” shall mean [*****]

1.1.35.	“Net Sales” means, with respect to Large-Scale Product, the gross amount invoiced by Alexion, its Affiliates and/or its sublicensees on sales or other dispositions of Large-Scale Product to Third Parties as an arms length transaction without deceit or fraud, less the following deductions actually incurred:

(i)	Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly by Alexion (its Affiliates or sublicensees) with respect to the production, sale, delivery or use of the Large-Scale Product (excluding national, state or local taxes based on income), as reflected in the amount invoiced;

(ii)	Amounts repaid or credited by reason of rejections, defects, recalls, outdating or returns, or because of chargebacks, refunds, rebates, allowances or retroactive price reductions, including without limitation, any of the foregoing that are payable in respect of federal, state or other governmental programs;

(iii)	Quantity and/or cash discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced; and

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(iv)	Freight, insurance and other transportation charges incurred in shipping Large-Scale Product to Third Parties, as reflected in the amount invoiced.

Such amounts shall be determined from the books and records of Alexion, its Affiliates and/or its sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied. Sales between or among Alexion, its Affiliates and sublicensees shall be excluded from the computation of Net Sales, but subsequent sales by such parties to Third Parties shall be included in such computation. In the case of any sale or disposal of Large-Scale Products for consideration other than cash, such as barter or countertrade, or sale or disposal other than on arms length terms without deceit or fraud, Net Sales shall be calculated on the fair market value of the Product or consideration received whichever is greater. For the avoidance of doubt, product samples, product provided for charitable purposes or compassionate use, and product supplied for clinical studies are not considered “sales” for the purposes of the preceding sentence.

In the event Large-Scale Product incorporates or is sold in combination with one or more other active ingredients (“Other Product”), Net Sales shall be calculated by multiplying the Net Sales of the combination product by a fraction “A/(A+B),” where “A” is the average gross selling price of the Large-Scale Product during the preceding calendar quarter sold separately by Alexion (or its Affiliate or sublicensee) and “B” is the average gross selling price during such quarter of the Other Product sold separately by such party or, in the event the Large-Scale Product and Other Product are not sold separately by such party, a fraction “C/(C+D),” where “C” is the cost of manufacture or acquisition by such party of the Large-Scale Product alone and “D” is the cost of manufacture or acquisition by such party of the Other Product.

1.1.36.	“Party” means one of LB or Alexion.

1.1.37.	“Parties” means both LB and Alexion.

1.1.38.	“Patent Rights” means all patents and patent applications of any kind throughout the world.

1.1.39.	“Presidents” has the meaning ascribed to it by Section 8.3.

1.1.40.	“Price” means the price for the Services as specified in Article 13, consisting of the [*****].

1.1.41.	“Producer Price Index” or “PPI” means the Producer Price Index for Pharmaceutical Prescription Preparations, Prescription (“PPI” Series ID PCU 2834#1), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor or, if such index is no longer available, such index by which it is replaced by the Bureau of Labor Statistics or any successor agency issuing such indices. If such index is discontinued and there is no

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direct successor index, the Steering Committee shall designate an appropriate index that approximates as closely as possible the PPI.

1.1.42.	“Raw Materials” means ingredients, additives, purification resins, and reagents (including without limitation the [*****], which are purchased or used by LB in the performance of the Services and the related costs of [*****], and other mutually agreed upon [*****] For purposes of clarity, it is currently contemplated that LB shall [*****], and the mutually agreed upon [*****] shall exclude any such [*****]

1.1.43.	“Raw Materials Fee” means that part of the Price which is payable to LB by Alexion in respect of the Raw Materials utilized in the performance of the Services, calculated in accordance with Article 13.

1.1.44.	“Services” means the services to be provided by LB which are the subject of this Agreement, including without limitation, the services described Section 4.2 below and the provision of personnel and operation of relevant plant and equipment.

1.1.45.	“Services Agreement” means the agreement between the Parties dated August 7, 1997, pursuant to which LB agreed to provide [*****]

1.1.46.	“Specifications” means the specifications of the Large-Scale Product, as agreed by the Parties during operation of [*****], as such specifications may be modified under such [*****] and from time pursuant to Section 9.2.

1.1.47.	“Steering Committee” means the committee established pursuant to Section 8.1.

1.1.48.	“Suite Year” means the 12-month period commencing on the Suite Use Commencement Date and each subsequent 12-month period commencing on an anniversary of the Suite Use Commencement Date.

1.1.49.	“Suite Use Commencement Date” means the date of the first working day of the calendar month immediately following the date on which the [*****]. LB presently estimates that the Suite Use Commencement Date will be [*****]. LB will notify Alexion as soon as practicable of any changes in the anticipated Suite Use Commencement Date.

1.1.50.	“Suite Use Period” means each period of approximately [*****] during which the Large-Scale Manufacturing Suite Fermenter Train is scheduled exclusively for use for the provision of Services and the manufacture of a [*****] of Large-Scale Product (assuming that the process time in the Fermenter Train is on average [*****]).

1.1.51.	“Supply Deficiency” has the meaning ascribed to it by Section 6.4.

1.1.52.	“Supply Failure” has the meaning ascribed to it by Section 6.8.

1.1.53.	“Testing Laboratories” means any third party instructed by LB to carry out tests on the Alexion Materials or the Large-Scale Product.

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1.1.54.	“U.S. FDA” means the United Sates Food and Drug Administration or any successor governmental agency thereof.

1.2. Unless the context requires otherwise, references to the singular include the plural and vice versa, references to Attachments are references to attachments to this Agreement, and references to Articles and Sections are references to the articles and sections of this Agreement.

2. Term.

2.1. This Agreement shall take effect on the Effective Date and shall, unless sooner terminated pursuant to Article 18, remain in effect until the completion of the [*****] Suite Use Period. Notwithstanding the foregoing:

2.1.1.	Upon written notice by Alexion to LB on or before the [*****] anniversary of the Suite Use Commencement Date, the term of this Agreement shall be extended for a [*****] (which [*****] period shall contain [*****] Suite Use Periods).

2.1.2.	In the event that Alexion extends this Agreement pursuant to Section 2.1.1, then Alexion shall have the option to request that the term of the Agreement be extended for a [*****] period by providing written notice of such request to LB on or before the [*****] anniversary of the Suite Use Commencement Date. LB shall no later than the [*****] anniversary of the Suite Use Commencement Date, provide Alexion with a written statement regarding whether or not LB considers the Large-Scale Manufacturing Suite to have continuing usability and, if applicable the basis for why LB does not consider the Large-Scale Manufacturing Suite to have continuing usability. For purposes of clarity, LB agrees that a lack of continuing usability of the Large-Scale Manufacturing Suite shall not be based upon the possibility that LB could receive a greater profit from the manufacture of product for a third party customer, nor because LB desires to manufacture a product for itself or one of its Affiliates.

(i)	In the event that Alexion requests the second extension of this Agreement and LB confirms the continuing usability of the Large-Scale Manufacturing Suite, then this Agreement shall be automatically extended by said [*****] period.

(ii)	In the event that Alexion requests the second extension of this Agreement and LB provides a written statement that the Large-Scale Manufacturing lacks continuing usability, then should such lack of continuing usability arise from a requirement by any local or federal governmental regulatory body or other governmental authority for a significant capital investment by LB in order for the Large-Scale Manufacturing Suite to continue operations (that could not reasonably have been expected or anticipated on the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements), then Alexion shall have the option to pay the costs therefore [*****]. In the event that Alexion elects to pay the costs of such capital

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investment, then this Agreement shall be automatically extended for a [*****] period. Notwithstanding anything to the contrary in the foregoing, LB’s obligations to perform any Services under this Agreement shall be suspended until all necessary steps are completed for the continued operation of the Large-Scale Manufacturing Suite.

3. Supply by Alexion.

3.1. Supply of Alexion Materials. Pursuant to the Services Agreement, LB has possession of sufficient Alexion Materials, including sufficient purified reference standard for the Large-Scale Product and sufficient ampoules of the Cell Line from an appropriate cell bank for LB to provide the Services.

3.2. Rights in Alexion Information, Alexion Patent Rights and Alexion Materials.

3.2.1.	Alexion hereby grants LB the non-exclusive right to use the Alexion Information, the Alexion Patent Rights and the Alexion Materials solely for the purpose of LB performing Services under this Agreement. Without prejudice to any rights vested in LB pursuant to pre-existing or future written agreements between the Parties or their Affiliates, LB and its Affiliates will not use the Alexion Information, Alexion Patent Rights or Alexion Materials (or any part thereof) for any other purpose without Alexion’s prior written consent either during or after the term of this Agreement. Except as set forth in this Section 3.2, no licenses are granted to LB to use the Alexion Materials, the Alexion Patent Rights or the Alexion Information, and no licenses shall arise or be deemed to have arisen by default, estoppel or otherwise.

3.2.2.	LB confirms that the Cell Line and all other cell lines and material [*****] pursuant to the Services Agreement are owned by Alexion [*****], and are included in the Alexion Material. LB hereby grants and agrees to grant to Alexion an exclusive, perpetual, royalty-free, worldwide license to utilize the Large-Scale Process for manufacture, use and sale of [*****] (regardless of whether such patent later terminates or expires for any reason). Except with respect to the performance of the Services under this Agreement, such license is exclusive even as to LB and its Affiliates. For purposes of clarity, LB retains the exclusive ownership and right to use the Large-Scale Process in connection with the manufacture, use and sale of all other products, including without limitation [*****]

3.3. LB Obligations regarding Alexion Materials. LB shall:

3.3.1.	At all times use all reasonable endeavors to keep the Alexion Materials secure and safe from loss, damage, theft, misuse and unauthorized access in such manner as LB stores its own materials of similar nature;

3.3.2.	Not part with possession of the Alexion Materials or the Large-Scale Product, save for the purpose of tests at the Testing Laboratories or as directed by Alexion; and

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3.3.3.	Cause all Testing Laboratories to be subject to confidentiality and non-use obligations no less onerous than those confidentiality and non-use obligations imposed on LB under this Agreement.

3.4. No Other License. Without prejudice to LB’s right to receive payment of the Price hereunder or to LB’s own proprietary rights in the Large-Scale Process, the LB Information and the LB Patent Rights, LB agrees that, except as expressly provided in Section 3.2 above, LB shall not by virtue of this Agreement acquire any right, license or title in, or to, the Alexion Patent Rights, the Alexion Information, the Alexion Materials or the Large-Scale Product.

4. Agreement to Supply.

4.1. cGMP Manufacture. Subject to Section 6.3, LB will, in accordance with the terms of this Agreement, manufacture and Deliver to Alexion Batches of Large-Scale Product at [*****] scale in accordance with cGMP using the Large-Scale Process and the Large-Scale Manufacturing Suite. Any additional product-specific [*****] shall be conducted pursuant to the Large-Scale Development Agreement.

4.2. LB Services. For each Batch of Large-Scale Product ordered by Alexion hereunder, LB will perform the Services necessary to manufacture and Deliver the Large-Scale Product, including:

4.2.1.	Recover ampoules of the cell bank for the Cell Line and expand cultures to complete stirred fermentation at [*****] scale in the Large-Scale Manufacturing Suite, using the Large-Scale Process for the Large-Scale Product. Each Batch shall be produced as one lot from one ampoule of the cell bank.

4.2.2.	Clarify culture supernatant and purify using the Large-Scale Process for the Large-Scale Product.

4.2.3.	Test the Large-Scale Product against the Specifications. Additional Large-Scale Product and in process samples may be taken at Alexion’s request for further analysis. Alternatively, additional tests may be performed by LB [*****]

4.2.4.	Review requirements (if any) for Large-Scale Process modifications in order to meet the Specifications for manufacture of subsequent Batches and notify Alexion of such proposed modifications. Any such Large-Scale Process modifications are subject to agreement between LB and Alexion.

4.2.5.	Undertake cGMP review of lot documentation.

4.2.6.	Issue a Certificate of Analysis.

4.2.7.	Deliver the Large-Scale Product to Alexion.

5. Order Quantities and Order Procedures.

5.1. Forecast Order. LB shall notify Alexion in writing of the projected commencement date of each Suite Use Period not less than [*****] months before such date (i.e., first associated out-of-freeze date). Not later than [*****] months before the projected

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commencement of a Suite Use Period Alexion shall notify LB in writing of its “Forecast Order” for number of Batches it intends to order for such Suite Use Period. The Forecast Order shall be for a number of Batches that is no fewer than a Minimum Order and no greater than a Maximum Order, and shall be Alexion’s best estimate of its ultimate order under Section 5.2. The projected commencement date may be revised by LB upon written notice thereof to Alexion.

5.2. Binding Order. Not later than [*****] months before the projected commencement date of a Suite Use Period, Alexion shall notify LB in writing of the actual number of Batches it is ordering for manufacture during such Suite Use Period, which number shall be no fewer than a Minimum Order and no greater than a Maximum Order. A “Binding Order” shall arise upon LB’s receipt of such notice and LB shall be committed to supply the Services during the associated Suite Use Period (subject to the terms hereof) and Alexion shall be committed to pay for that number of Batches, in accordance with the terms of this Agreement. If thereafter LB revises its projected commencement date under Section 5.1 by more than [*****] months, Alexion will be provided [*****] in which to revise its Binding Order. LB shall reserve sufficient time in the Large-Scale Manufacturing Suite to satisfy such Binding Order, based on an [*****]% Batch success rate for the Large-Scale Process in Suite Use Period 1B and in the second Suite Use Period, and a [*****]% Batch success rate for the Large-Scale Process thereafter.

6. Provision of the Services.

6.1. Diligence. LB shall diligently carry out the Services as required pursuant to the terms of this Agreement.

6.2. Scheduling of Suite Use Periods. The Consistency Suite Use Period shall Commence on such date as may be consistent with LB’s other contractual obligations to third Parties but in any event not later than [*****] after the Suite Use Commencement Date. Suite Use Period 1B and the second Suite Use Period shall commence on such date as may be consistent with LB’s other contractual obligations to third parties and as the Parties may mutually agree to, but in any event such Suite Use Period 1B shall not Commence earlier than [*****] from the final fill associated with the last Batch of the Consistency Suite Use Period and the second Suite Use Period shall not Commence earlier than [*****] months, and not later than [*****] months, after Commencement of the Consistency Suite Use Period. The third and later Suite Use Periods shall each Commence within [*****] months prior to or following the anniversary of the second Suite Use Period. The actual Commencement date of each such Suite Use Period shall be established through consultations between LB and Alexion, taking account of, among other things, Alexion’s production forecasts, LB’s contractual obligations to third parties and the maintenance requirements of the Large-Scale Manufacturing Suite. Subject to the foregoing, the final decision on scheduling each Suite Use Period shall be at LB’s sole discretion. The projected commencement dates referred to in Sections 5.1 and 5.2 are subject to the timing requirements of this Section 6.2.

6.3. [*****] Batches. The Parties acknowledge that in order for the [*****] Batches to be Delivered hereunder, they must satisfy the [*****]. The Parties agree that in the event of failure of one or more runs of the Large-Scale Process to produce a [*****] Batch which is suitable for Delivery, then LB shall continue to conduct runs of the Large-Scale Process until a sufficient number of [*****]. Notwithstanding the foregoing, in the event that LB has conducted the number of runs of the Large-Scale Process that is equal to [*****] and in the event that the

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requisite number of successful [*****] Batches has not then been produced, then within [*****] of the completion of the last run of the Large-Scale Process the Steering Committee shall meet to review the results of the [*****] Batches. If the Parties mutually agree to not proceed with additional [*****] Batches then this Agreement shall automatically terminate and the provisions of Section 18.5 shall apply. If Alexion requests LB to continue with [*****] Batches then LB shall be obligated to produce additional [*****] Batches up to the number equal to the Maximum Order, provided however, that in the event that LB has conducted the number of runs of the Large-Scale Process that is equal to [*****] or more the number of [*****] and in the event that the requisite number of successful [*****] Batches has not then been produced, then Alexion shall have the right to terminate this Agreement and the provisions of Section 18.5 shall apply. The Parties further agree that the Price for undelivered [*****] Batches shall be as set forth in Section 13.10.

6.4. Supply Deficiencies. If LB fails to produce the number of Batches at least equal to the number specified in the relevant Binding Order during its associated Suite Use Period then, the difference between the number of Batches Delivered for such Suite Use Period and the number specified in such Binding Order shall constitute a “Supply Deficiency” for the purposes of this Agreement.

6.5. Procedure to Cure Supply Deficiencies. If there is a Supply Deficiency, LB shall increase the then current Suite Use Period (or if no longer current, then the next succeeding Suite Use Period if not remedied beforehand) by [*****] and take one or more of the following steps to remedy any remaining Supply Deficiency, as determined by the Steering Committee:

6.5.1.	Utilize any capacity of the Large-Scale Manufacturing Suite which is not then committed to the performance of the Services or to performance of services for third party customers;

6.5.2.	Utilize suitable production capacity (i.e., fully validated for production of Batches of the Large-Scale Product in accordance with this Agreement) of LB or its Affiliates (other than the Large-Scale Manufacturing Suite) not then committed to third party customers; and

6.5.3.	Co-ordinate and co-operate with Alexion, through the Steering Committee, to re-schedule Batches of Large-Scale Product ordered hereunder in order to maximize LB’s ability to rectify the Supply Deficiency while minimizing the disruption to any Binding Order then in force and any commitments to third party customers.

6.6. Pro Rata Allocation. If LB is able to utilize uncommitted capacity of the Large Scale Manufacturing Suite to remedy any Supply Deficiency pursuant to Section 6.5 but at the time when that capacity arises LB is under an obligation to endeavor to remedy similar deficiencies for any other customer(s) of the Large-Scale Manufacturing Suite, LB shall liaise with all customers concerned to try to agree on an appropriate arrangement for using that (or that and other) available capacity for all concerned. In the event that no agreement can be reached, then the capacity shall be [*****]

6.7. Large-Scale Product Yield. Alexion acknowledges that, due to the unpredictable nature of biological processes, Large-Scale Product yield cannot be guaranteed and may vary. The Parties agree that a production of at least [*****] kilograms of Large-Scale Product per

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Batch is the expected average yield during Suite Use Period 1B. An average per Batch yield of Large-Scale Product will be determined from the results of each Suite Use Period [*****]. If during any Suite Use Period [*****] the cumulative average yield of Large-Scale Product for all Batches is less than [*****]. If during any Suite Use Period (excluding the Consistency Suite Use Period) the cumulative average yield of Large-Scale Product for all Batches is greater than [*****].

6.8. Supply Failure. If a Supply Deficiency arises such that LB is unable (or the Parties agree that there is no reasonable likelihood that LB will be able) to deliver to Alexion (a) a number of Batches of Large-Scale Product equal to at least [*****] of the relevant Binding Order, or (b) a number of Batches of Large-Scale Product equal to at least [*****] of the Minimum Order over two consecutive Suite Use Periods, such event shall constitute a “Supply Failure.”

6.8.1.	Supply Failure shall entitle Alexion to elect within a [*****] day period from the Supply Failure to:

(i)	treat the Supply Failure as a Supply Deficiency; or

(ii)	terminate this Agreement and the provisions of Section 18.5 shall apply

6.8.2.	In the event Alexion elects to treat the Supply Failure as a Supply Deficiency, the provisions of Section 6.5 shall apply and shall be Alexion’s sole remedy in respect of the Supply Failure.

6.8.3.	Notwithstanding anything to the contrary in the foregoing, in the event that LB shall be unable to manufacture any Large-Scale Product for the foreseeable future (i.e., longer than [*****] from the Supply Failure) due to Force Majeure, LB shall have the right to elect within a [*****] period from the Supply Failure to terminate this Agreement upon written notice to Alexion and the provisions of Section 18.5 shall apply.

6.9. Exclusive Remedy. Except as provided in this Article 6, Alexion shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Large-Scale Product for delivery. Except for the circumstances described in Section 16.5, the provisions of this Article 6 shall be the sole liability of LB and sole remedy of Alexion with respect to any Supply Deficiency, Supply Failure, or increases or decreases of the Large Scale Product Yield.

7. Delivery and Transportation of Large-Scale Product; Alexion Tests.

7.1. Delivery. The Large-Scale Product shall be delivered EXW (ex-works) LB (NH)’s Portsmouth, New Hampshire manufacturing facility (as defined by Incoterms 2000) (“Deliver,” “Delivery,” or “Delivered,” as appropriate). Except as provided in Section 7.4 below, LB shall issue to Alexion a Certificate of Analysis on the day of Delivery.

7.2. Packaging and Labeling. Unless otherwise agreed, LB will package and label Large-Scale Product in accordance with its standard operating procedures. Alexion will inform LB in writing in advance of any special packaging and labeling requirements for the Large-Scale Product. All [*****] LB in complying with such special requirements [*****]

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7.3. Transportation and Insurance. Alexion agrees that it shall pick up the Large-Scale Product within fourteen (14) days after notice of availability from LB. At Alexion’s request, LB will (acting as agent for Alexion) arrange for insurance to cover the Large-Scale Product during such fourteen (14) day period. At Alexion’s request, LB will (acting as agent for Alexion) arrange for the transportation of Large-Scale Product to a facility in the United States designated by Alexion together with insurance for the then applicable Price for the number of Batches transported. All [*****] arranging transportation and insurance [*****]. Transportation of the Large-Scale Product, whether or not under any arrangements made by LB on behalf of Alexion, shall be made at the sole risk and expense of Alexion. In cases where Alexion has not requested LB to arrange for transportation of Large-Scale Product, LB will provide reasonable co-operation with Alexion’s transportation agents in coordinating the collection of Large-Scale Product from LB (NH)’s Portsmouth, New Hampshire facility.

7.4. Quarantine of Large-Scale Product. At Alexion’s request, LB will Deliver Large-Scale Product Batches in quarantine prior to delivery of the Certificate of Analysis. Such request shall be accompanied by Alexion’s written acknowledgement that the Batch has been Delivered without the transmittal to Alexion of a Certificate of Analysis, that accordingly the Batch cannot be administered to humans until transmittal of the Certificate of Analysis, and that Alexion nevertheless accepts full risk of loss, title and ownership of the Batch. The Delivery of a Batch in quarantine shall be subject to such testing requirements as LB may reasonably require, and the sixty (60) day period referred to in Section 7.6 shall run from Delivery in quarantine to Alexion of the relevant Batches.

7.5. Inspection of Large-Scale Product. Where LB has made arrangements for the transportation of Large-Scale Product under Section 7.3, LB shall use its reasonable endeavors to notify Alexion of shipment by facsimile on the date of dispatch. Alexion shall diligently examine the Large-Scale Product as soon as practicable after receipt. Notice of all claims arising out of:

7.5.1.	Damage to or total or partial loss of Large-Scale Product in transit shall be given in writing to LB and the carrier within five (5) business days of receipt; or

7.5.2.	Failure of a shipment of Large-Scale Product to arrive shall be given in writing within ten (10) business days of the date on which the shipment was made, as stated in LB’s notice of shipment provided on the date of dispatch to Alexion.

Alexion shall make damaged Large-Scale Product available for inspection and shall comply with the requirements of any insurance policy covering the Large-Scale Product. LB shall offer Alexion all reasonable assistance, [*****], in pursuing any claims arising out of the transportation of Large-Scale Product, but LB’s responsibility shall otherwise be limited by the EXW shipping term (Incoterms 2000).

7.6. Tests. Promptly following Delivery of a Batch of Large-Scale Product, or any sample intended to be representative thereof, Alexion shall carry out the Alexion Tests. If the Alexion Tests show that the Large-Scale Product fails to meet the applicable Specifications, then Alexion shall give LB written notice thereof within sixty (60) days from the date of Delivery of the Batch and shall, unless otherwise directed by LB, return the Batch for further testing. In the absence of such written notice, the Batch shall be deemed to have been accepted by Alexion as

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meeting Specifications. If LB agrees, or it is determined pursuant to Section 7.7, that the returned Batch fails to meet Specifications and, to the extent that such failure is not due (in whole or in part) to acts or omissions of Alexion or any third party after Delivery of such Batch, the Batch in question shall be regarded as not having been Delivered and shall constitute or contribute towards a Supply Deficiency and entitle Alexion to the rights set forth in Article 6, including those associated with a Supply Deficiency. Alexion shall be entitled to a credit in respect of any [*****], to the extent such [*****] and the cancellation of [*****] to the extent not yet paid.

7.7. Disputes. If there is any dispute concerning whether a Batch meets the applicable Specifications and/or the reasons therefore, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and Alexion or, in the absence of agreement by operation of the provisions of Section 19.2. The costs of such independent expert shall be borne equally between LB and Alexion. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and Alexion.

8. Steering Committee.

8.1. Composition of Steering Committee. Promptly following the Effective Date, LB and Alexion shall establish a Steering Committee. The Steering Committee shall be comprised of equal numbers of representatives of each Party (not to exceed three representatives of each Party).

8.2. Function of Steering Committee. Without limiting the functions of the Steering Committee set out elsewhere in this Agreement, the role of the Steering Committee shall be to:

8.2.1.	Assess the status of Large-Scale Process [*****] in connection with the Services and monitor the status [*****] and operation of the Large-Scale Manufacturing Suite;

8.2.2.	Resolve disagreements regarding Large-Scale Product yield deficiencies pursuant to Section 6.7;

8.2.3.	Resolve disputes arising between the Parties under this Agreement, as provided in Section 19.2;

8.2.4.	Monitor the progress of the Services;

8.2.5.	Plan and assess needs for future supply of Large-Scale Product;

8.2.6.	Discuss and recommend any changes to the Large-Scale Process; and

8.2.7.	Oversee the choice and qualification of vendors supplying Raw Materials;

8.2.8.	Monitor and discuss the prices of Raw Materials.

8.3. Meetings. The Steering Committee shall meet at such times as the Steering Committee determines to resolve issues arising under and to perform its responsibilities under this Agreement, provided that the Steering Committee shall meet not less than four (4) times per calendar year unless otherwise mutually agreed. If any issue to be determined by the Steering Committee is not resolved within thirty (30) days after submission of the relevant issue to the Steering Committee, such issue shall be referred for resolution to the President or Chief

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Operating Officer of Alexion and the senior officer of Lonza Group’s Biologics business segment (together, the “Presidents”).

8.4. Limitations. The Steering Committee is not empowered to amend the terms of this Agreement.

9. Process Changes.

9.1. Large-Scale Process. LB shall not unreasonably refuse any written request from Alexion to make changes to the Large-Scale Process (for example, changes to the Large-Scale Process which are required by an applicable regulatory authority or applicable laws), but no change to the Large-Scale Process shall be made except by an agreement in writing signed by the authorized representatives of the Parties.

9.2. Specifications. LB shall not unreasonably refuse any written request from Alexion to make changes to the Specifications (for example, changes to the Specifications that are required by an applicable regulatory authority or applicable laws), but no change to Specifications shall be made except by an agreement in writing signed by the authorized representatives of the Parties.

9.3. Procedure. Unless a Party has designated an authorized representative by notice to the Steering Committee, changes to Large-Scale Process or Specifications must be approved in writing by an officer of the Party in question.

9.4. Adjustments resulting from Process and Specification Changes. Any changes to a Large-Scale Process or to the Specifications shall be implemented on terms and conditions to be agreed, which may include, but not be limited to, additional development services (to be performed on terms to be agreed), and reasonable adjustments to the Batch Price payable for Services.

10. [*****] Manufacturing.

10.1. The Parties intend that the Large-Scale Product produced pursuant to this Agreement which is approved by the appropriate regulatory body for marketing or sale shall be manufactured under a shared manufacturing arrangement as defined in “[*****]”. A list of the responsibilities of each Party (including but not limited to those for raw material procurement and maintenance) under such an arrangement is set forth in the [*****] separately entered into by the Parties.

11. Regulatory Support and Quality Assurance.

11.1. Regulatory Support and Audits. LB shall provide regulatory support to Alexion, including [*****] by the U.S. FDA (or other regulatory authorities) or Alexion (in the case of Alexion’s inspections, at mutually convenient times). Alexion shall be entitled to conduct, and the Price has been calculated to include LB regulatory support for, [*****] audits (at mutually convenient times) by Alexion personnel of up to [*****] days each prior to commencement of the Services and, thereafter, up to [*****] audits (at mutually convenient times) by Alexion personnel of up to [*****] days each in any one Suite Year. In addition, LB shall permit, and the Price has been further calculated to include, (a) an Alexion employee or consultant located at the Large-Scale Manufacturing Suite (i.e., a man-in-plant), and (b) Batch record audits of each Batch. Except as provided in Section 11.4, if additional regulatory support or ancillary development services are required by Alexion (including but not limited to [*****] to Alexion at

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LB’s standard rates for regulatory services and/or ancillary development services and for disbursements at the time the regulatory and/or ancillary development services are performed. LB shall inform Alexion of such charge and obtain Alexion’s written consent to such charge before providing such additional support. Representatives of Alexion participating in inspections shall at all times adhere to the principles of LB Standard Operating Procedure Number 60753C (or such procedures as supersede or replace all or part of such document and which are provided to Alexion in writing).

11.2. Regulatory Submissions. Alexion shall advise LB of any regulatory submissions regarding the Large-Scale Product which may require responses from LB to questions from the regulatory authorities in a timely fashion, taking account of the amount of information LB is required to provide.

11.3. Amendments. If LB is required to amend the way it manufactures or tests the Large-Scale Product as a result of a change in any statutory or regulatory requirement after the Effective Date, it shall use all reasonable efforts to comply with such requirement. In this event the Parties shall negotiate in good faith any appropriate revision to the Price to reflect additional costs incurred by LB and any appropriate revision to the time schedules for providing the Large-Scale Product. LB shall not be required or entitled to amend the Services in any way unless and until the Parties have reached such agreement.

11.4. Additional Audits. If Alexion conducts an audit of the Large-Scale Manufacturing Suite pursuant to its rights under Section 11.1 and, as a result of default on the part of LB, Alexion has just cause to conduct further audits in order to satisfy itself as to the matters of default in question, Alexion shall be entitled, without additional payment to LB, to conduct up to [*****] additional audits (at mutually convenient times) in order to satisfy itself of the matters in question. Any further audits beyond this number shall be performed on reasonable terms and conditions and at a price to be agreed, based on LB’s standard rates.

11.5. Assignment [*****]. Following termination or expiration of this Agreement, [*****]

12. Excess Capacity.

12.1. Request by Alexion. Alexion may notify LB in writing if it wishes LB to initiate discussions with LB’s third party customers regarding the opportunity for such third party customers to purchase services to be provided from any fermentation capacity of the Large-Scale Manufacturing Suite which has been reserved for Alexion pursuant to a Binding Order, or which Alexion is obligated to reserve pursuant to this Agreement, in which case LB shall use commercially reasonable efforts to sell such capacity upon commercially reasonable terms.

12.2. Price Adjustment. Alexion’s obligation to utilize or pay for such excess capacity will be waived to the extent that LB sells such excess capacity at a price, net of its reasonable personnel and associated costs in selling such excess capacity, that is equal to or greater than Alexion would have paid had it utilized such capacity. If LB is able to sell the excess capacity only at a price that will yield LB revenues, net of LB’s reasonable personnel and associated costs in selling such excess capacity, that are less than Alexion would have paid had it utilized such capacity, it will only agree to such terms with Alexion’s consent and Alexion shall then be responsible [*****]. Alexion may request verification from LB’s accountants, based on a review of LB’s records, of the amount received by and such costs incurred by LB.

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13. Price and Terms of Payment.

13.1. Price for Services. In consideration for the performance of the Services, Alexion will pay LB the Price set forth below from the Suite Use Commencement Date until the end of the term or prior termination of this Agreement. The Price for the Services in respect of each Batch shall consist of:

13.1.1.	The Batch Price shall initially be [*****] subject to adjustment as set forth in this Agreement;

13.1.2.	[*****] later Batches Delivered to Alexion, and shall be subject to further adjustment as set forth in this Agreement; and

13.1.3.	The Raw Materials Fee in respect of each Batch, as set forth in Sections 13.7, 13.8, 13.9 and 13.10 below.

Except as expressly provided for by the terms and conditions of this Agreement, Alexion shall not be obliged to make any further payments in respect of the Services or Raw Materials.

13.2. Minimum Requirements. Subject to the provisions of Article 12 and Article 18, Alexion shall be obligated to pay the Batch Price for the Minimum Order or the Binding Order (if any), whichever is greater, in each Suite Use Period during the term of this Agreement.

13.3. Batch Price Adjustments. The Batch Price set forth above is subject to adjustment as follows:

13.3.1.	The Batch Price shall be adjusted, on the Suite Use Commencement Date and thereafter effective January 1 of each year during the term of this Agreement, [*****]. Any adjustment in the Batch Price under this Section 13.3.1 shall be made [*****] information is available, and shall be retroactive to January 1st of the year in question, and Alexion shall pay any deficiency that may be due as a result of such adjustment within thirty (30) days of written notice thereof. The Batch Price applicable to any particular Batch shall be determined on the date of recovery of an ampoule of the Cell Line from the working cell bank for such Batch.

13.3.2.	The Batch Price, calculated in accordance with the foregoing provisions of this Article 13, that is payable with respect to each of the [*****] invoiced by LB hereunder, shall be reduced by [*****] reflect the Credit. The Credit is intended to constitute the crediting, over [*****], of the Advance and in the event that the number of Batches to be delivered during [*****] for any reason, corresponding [*****] shall be made to the per Batch amount credited hereunder.

13.3.3.	Each Suite Use Period is based on the production of a Batch of Large-Scale Product by the Large-Scale Process [*****] In the event that the Large-Scale Process [*****] agreed upon by the Parties, [*****] and in the event that the Large-Scale Process [*****] shall be premised on [*****] during one Suite Use Period. By way of example, at the initial [*****] from use of the Large-Scale Manufacturing Suite to produce [*****] one Suite Use Period. If, because the Large-Scale Process [*****]

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13.4. Batch Price Adjustments [*****]. In addition to Batch Price changes pursuant to Section 13.3, the Batch Price shall be changed to reflect: (a) [*****] (including without limitation [*****], but excluding [*****] incurred by LB in the performance of the Services; and (b) changes in the Batch Price caused by mutually agreed alteration of a Large-Scale Process or Specifications, provided that, in each case, Alexion has received a written estimate of the increase in costs and a reasonable demonstration of the items of cost or expense in question. Such additional Batch Price changes shall be made at the time the Batch Price is fixed each year. Notwithstanding the foregoing, in the event that the Batch Price is, then the Batch Price shall be decreased to reflect such decreased cost.

13.5. Compliance with Regulatory Requirements. LB shall comply with all regulatory requirements from time to time applicable to the Services and in accordance with the other applicable legal requirements of the jurisdiction in which the Large-Scale Manufacturing Suite is located. Such compliance shall be at LB’s cost except to the extent that such requirements (that could not reasonably have been expected or anticipated as of the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements) cause LB to engage in significant modifications to the Large-Scale Manufacturing Suite then in such instances the Parties shall negotiate in good faith any appropriate revision to the Batch Price to reflect additional costs incurred by LB and any appropriate revision to the time schedules for providing the Large-Scale Product (other than revision to Section 18.4, which is subject to Section 18.4.4). In this event if Alexion requests LB to comply with any other legal or regulatory requirements, LB shall use reasonable commercial efforts to do so provided that:

13.5.1.	Alexion shall be responsible for informing LB in writing of the precise requirements which Alexion is requesting LB to observe;

13.5.2.	Such requirements do not conflict with any mandatory requirements under the laws of the location of the manufacture of the Large-Scale Product;

13.5.3.	LB shall be under no obligation to ensure that the information furnished by Alexion pursuant to Section 13.5.1 complies with the applicable requirements of any jurisdiction; and

13.5.4.	All costs and expenses properly incurred by LB in complying with Alexion’s requests regarding the requirements referred to in Sections 13.5.1 through 13.5.3 shall be charged to Alexion, in addition to the Price.

13.6. Payment of Batch Price. Alexion shall pay LB the Batch Price against LB’s invoices therefor, as follows:

13.6.1.	LB shall invoice Alexion for [*****] of the Batch Price upon Line from; and

13.6.2.	LB shall invoice Alexion [*****] of the Batch Price on, provided, however, in the case of an undeliverable Consistency Batch LB shall invoice Alexion for the remaining Batch Price due (pursuant to the sharing of risk principles set forth in Section 13.10) on the date such Consistency Batch is determined to be undeliverable.

13.7. Raw Materials Fee. The Raw Materials Fee shall be equal to the actual third party costs to LB of the Raw Materials for use in the Large-Scale Process, plus a handling charge of [*****] percent ([*****]%) of such costs. LB shall provide copies of Raw Material invoices to

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Alexion and shall use reasonable endeavors to purchase Raw Materials at a fair market price. LB shall maintain records pertaining to the calculation of the Raw Materials Fee. Alexion may audit such records, not more often than [*****] in any calendar year, using independent auditors, provided such auditors have accepted the same obligations of confidentiality as Alexion hereunder in respect of such records. In the event that the independent auditor determines that the Raw Materials Fee invoiced by LB is more than 105% of the amount actually owed to LB for the period that is subject to the audit, the costs of such audit shall be reimbursed by LB.

13.8. Payment of Raw Materials Fee. LB shall invoice Alexion for the Raw Materials Fee in respect to all consumable Raw Materials to be used for the production of each Batch of Large-Scale Product upon [*****]. LB will invoice Alexion for the Raw Materials Fee in respect to reusable Raw Materials, including but not limited to, which are purchased for use in performing the Large-Scale Process to produce more than one Batch at [*****]. In the event of damage or destruction of any such reusable Raw Material as a result of the negligence or willful misconduct of LB, LB will be responsible for the remaining value of such Raw Material. For example, if the Large-Scale Process requires column matrices which can be used for one hundred (100) Batches but which, due to the negligence or willful misconduct of LB, are damaged or destroyed after being used for sixty (60) Batches, LB shall be responsible for forty percent (40%) of the cost of replacing such column matrices as a credit against the Raw Materials Fee. For purposes of determining the Parties’ share of the cost for replacing reusable Raw Materials as set forth in this Section 13.8, the Steering Committee shall from time to time determine the anticipated life of such Raw Materials. At the end of each Suite Use Period LB shall review the records of Raw Materials consumed during the performance of the Large-Scale Process and shall within 60 days of the end of such Suite Use Period provide Alexion with an accounting of any adjustments, either increases or decreases, to the Raw Materials Fee based upon actual usage of Raw Materials for the Batches produced. In the event that the total Raw Materials Fee for a Suite Use Period is greater than the amount already invoiced by LB, then Alexion shall pay to LB such amount due within thirty days of receipt of the accounting and an invoice therefore. In the event that the total Raw Materials Fee for a Suite Use Period is less than the amount already invoiced, then LB shall refund to Alexion the sum equal to such amount within thirty (30) days following receipt by Alexion of such accounting.

13.9. Price for Undelivered Large-Scale Product. Subject to Section 13.10 below, no Batch Price shall be payable in respect of Services that do not result in Delivery of a Batch of Large-Scale Product. Alexion shall pay (a) for the avoidance of doubt the Raw Material Fee for all of the Batches actually Delivered, plus (b) the Raw Materials Fee in respect of the following runs of Large-Scale Process which do not result in the delivery of Large-Scale Product:

[*****]% of the number of Batches ordered pursuant to a Binding Order in; and

[*****]% of the number of Batches ordered pursuant to a Binding Order in the.

By way of example:

In the Suite Use Period, if the Binding Order is for [*****] Batches Alexion shall pay the Raw Materials Fee for each Batch actually Delivered, plus up to [*****] additional Batches run either during such Suite Use Period or in order to remedy any resulting Supply Deficiency

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(so Alexion would at most pay the Raw Materials Fee for [*****] Batches).

The value of any such Batch Price or Raw Materials Fee (including, for the avoidance of doubt, the pro rata portion of any prepaid reusable Raw Materials) which proves to be not payable by Alexion, shall be credited to Alexion against future payment obligations if Alexion shall have actually already paid such Batch Price (or part thereof) or Raw Materials Fee to LB.

13.10. [*****]. In respect of each [*****] which is manufactured by LB but not Delivered to Alexion, or that otherwise does not satisfy the Specifications, Alexion shall pay [*****]% of the Batch Price plus [*****]% of the Raw Materials Fee [*****]; provided, however, that Alexion shall not pay such amounts in respect of Batches that are not Delivered or do not satisfy the Specifications due to the breach, gross negligence, or willful misconduct of LB, and provided further that the Batch Price invoiced for any Consistency Batch that is not Delivered due to a failure of the Batch in a reactor prior to the first seed reactor of the Fermenter Train shall be [*****] thereof. Notwithstanding the foregoing, in the event that LB has conducted a number of runs of the Large-Scale Process that is equal to [*****] of Consistency Batches required by the U.S. FDA and in the event that pursuant to Section 6.3 Alexion requests LB to conduct additional runs of the Large-Scale Process, then Alexion shall pay [*****]% of the Batch Price plus [*****]% of the Raw Materials Fee [*****] in respect of each additional [*****] which is manufactured by LB but not Delivered to Alexion, or that otherwise does not satisfy the Specifications; provided, however, that Alexion shall not pay such amounts in respect of Batches that are not Delivered or do not satisfy the Specifications due to the breach, gross negligence, or willful misconduct of LB, and provided further that the Batch Price invoiced for any [*****] Batch that is not Delivered due to a failure of the Batch in a reactor [*****]

13.11. Taxes. Unless otherwise indicated in writing by LB, all prices and charges are exclusive of any other taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority in respect of the Services and delivery of Large-Scale Product (other than taxes on LB’s income), which shall be paid by Alexion.

13.12. Invoices. All invoices are strictly net and payment must be made within [*****] days of date of invoice. LB may defer production of further Batches if timely payment of outstanding invoices is not made within [*****] days of a second written demand (i.e., a written demand issued after failure to settle an invoice which invoice shall count as the first written demand) for payment to Alexion. If either Party disputes the validity of any item or part of an item included in an invoice, the matter may be referred to the Steering Committee who shall resolve such dispute and may determine whether pending resolution an extension of time for payment of such disputed item is appropriate.

13.13. Interest on Late Payments. Interest on late payments of invoices and other amounts from time to time owed by either Party to the other hereunder shall accrue at the rate of [*****] percent ([*****]%) above the U.S. prime rate from time to time as quoted in The Wall Street Journal.

13.14. Unutilized Credits. LB shall immediately reimburse to Alexion the amount of any credits owed to Alexion hereunder that remain outstanding for more than three months (and in any event shall be reimbursed to Alexion immediately upon termination or expiration of this Agreement for any reason).

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13.15. Advance. Within thirty (30) days of the Effective Date, Alexion will pay to LB the sum of seven million two hundred and fifty thousand dollars ($7,250,000), which sum is the Advance hereunder.

13.16. [*****]. Alexion will [*****] the first year in which Alexion [*****]. Such [*****], beginning on the first relevant [*****]

13.17. [*****]. Notwithstanding the provisions of Section 6.7, following the first Suite Use Period in which LB’s [*****] subject to a Binding Order in respect of such Suite Use Period (including any Batch Prices paid in respect of Batches that are not Delivered), Alexion will [*****] each succeeding Suite Use Period in which [*****] following Delivery of the last Batch ordered in respect of the relevant Suite Use Period, and possession by both Parties of sufficient information to confirm that the required cost per kilogram was achieved.

14. Recalls.

14.1. Assistance of LB. Subject to Section 14.2, if Alexion recalls the Large-Scale Product (voluntarily or by order of a regulatory body) or is required to respond to inquiries of regulatory bodies relating to the Services hereunder, LB agrees to provide reasonable assistance to Alexion [*****]. Any assistance to be provided by LB in response to inquiries of regulatory authorities shall be provided [*****].

14.2. Reimbursement by LB. Subject to the limitations of LB’s liability to Alexion set out in this Agreement, LB agrees to reimburse Alexion for reasonable, direct, documented expenses incurred by Alexion as a result of recall of a Large-Scale Product mandated by law or by an applicable regulatory body, but only to the extent LB’s negligence or willful misconduct in performing the Services has caused such recall to be required and [*****]

15. Representations and Warranties; Indemnification.

15.1. LB Representations and Warranties. LB represents and warrants that:

15.1.1.	LB has the corporate power and authority to enter into this Agreement;

15.1.2.	The Services shall be performed in accordance with this Agreement;

15.1.3.	The Large-Scale Product delivered to Alexion pursuant to Services performed under this Agreement (including, without limitation, Consistency Batches) shall be manufactured pursuant to cGMP and shall meet Specifications when Delivered;

15.1.4.	Unencumbered title to all Large-Scale Product will be conveyed to Alexion upon Delivery;

15.1.5.	As of the Effective Date the LB Information and the LB Patent Rights are owned by LB or LB is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement. LB shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;

15.1.6.	To the best of LB’s knowledge and belief, the use by LB of the Large-Scale Process (excluding any modifications or steps made or developed by Alexion) and LB Patent Rights and LB Information for the performance of the Services as provided herein will not infringe any rights (including

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15.1.7.	without limitation any intellectual or industrial property rights) vested in any third party;

15.1.8.	LB will promptly notify Alexion in writing if it receives a claim or allegation from a third party that the use by LB of the Large-Scale Process and/or the LB Information or the LB Patents Rights for Services infringes any intellectual property rights vested in such third party; and

15.1.9.	LB has and shall maintain, during the term of this Agreement, all government permits, including but not limited to health, safety and environmental permits, necessary for the conduct of the Services.

15.1.10.	THESE WARRANTIES ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND LB HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THAT PURPOSE IS KNOWN TO LB), TITLE AND NON-INFRINGEMENT.

15.2. Alexion Representations and Warranties. Alexion represents and warrants that:

15.2.1.	Alexion has the corporate power and authority to enter into this Agreement;

15.2.2.	Alexion has, and subject to Section 15.2.5 below, shall at all times throughout the term of this Agreement have, the right to supply the Cell Line, the other Alexion Materials and the Alexion Information to LB;

15.2.3.	Any of the Cell Line, the other Alexion Materials, Alexion Information and Alexion Patent Rights not owned by Alexion are licensed to Alexion under a license which will permit their use by LB to perform the Services;

15.2.4.	To the best of Alexion’s knowledge and belief, the use by LB of the Cell Line, other Alexion Materials, Alexion Information and Alexion Patent Rights for the Services (including without limitation the manufacture of the Large-Scale Product) will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party;

15.2.5.	Alexion will promptly notify LB in writing if it receives a claim or allegation from a third party that the Cell Line, other Alexion Materials, Alexion Information or the Alexion Patents, or that the use by LB of any of the foregoing for the provision of the Services, infringes any intellectual property rights of such third party; and

15.2.6.	THESE WARRANTIES ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND ALEXION HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE.

15.3. Indemnification by Alexion. Alexion shall indemnify, defend and hold LB and its Affiliates (the “LB Indemnified Parties”) harmless against all claims, actions, costs, expenses (including reasonable legal fees and disbursements) or other liabilities whatsoever in respect of third party claims, demands or actions arising out of or relating to:

15.3.1.	Alexion’s breach of any of its representations and warranties set forth in Section 15.2;

15.3.2.	Infringement of any intellectual property of a third party by the manufacture, use and sale of the Large-Scale Product (except to the extent LB has indemnified Alexion under Section 15.4.3);

15.3.3.	Any claims alleging LB’s use of: (i) the Cell Line, (ii) other Alexion Materials, (iii) the Alexion Information, (iv) Alexion Patent Rights, or (v) any Large-Scale Process steps or components which are or become part of the Large-Scale Process by virtue of written requests by Alexion following the Effective Date that they should be included in the Large-Scale Process, in the course of the Services infringes or is alleged to infringe any rights (including without limitation any intellectual property rights) of a third party or misappropriates or is alleged to misappropriate the trade secrets of a third party;

15.3.4.	Any product liability (including personal injuries or economic losses) in respect of the Large-Scale Product, except to the extent that LB has indemnified Alexion under Section 15.4.5;

15.3.5.	Any claims by employees, agents or vendors of Alexion unless such claim is caused by the gross negligence or willful misconduct of LB; and

15.3.6.	Any negligent or willful act or omission of Alexion in relation to the use, processing, storage or sale of the Large-Scale Product, the application of the Alexion Tests or the marketing of the pharmaceutical product in which the Large-Scale Product is used.

15.4. Indemnification by LB. LB shall indemnify, defend and hold Alexion and its Affiliates harmless against all claims, actions, costs, expenses (including reasonable legal fees and disbursements) or other liabilities whatsoever in respect of third party claims, demands or actions arising out of or relating to:

15.4.1.	LB’s breach of any of its representations and warranties set forth in Section 15.1;

15.4.2.	The release by LB of any Materials of Environmental Concern into the ambient environment from the Large-Scale Manufacturing Suite in connection with the performance of the Services in violation of applicable environmental law unless such violation is caused by a misrepresentation of Alexion hereunder, or LB’s violation of any applicable environmental law in connection with the performance of the Services unless such violation is caused by a misrepresentation of Alexion hereunder;

15.4.3.	Any claims alleging that the Large-Scale Process or the LB [*****], the LB Information or the LB Patent Rights infringe any intellectual property of a third party or misappropriate any trade secret of a third party;

15.4.4.	Any claims by employees, agents or vendors of LB, unless such claim is caused by the gross negligence or willful misconduct of Alexion; and

15.4.5.	Any product liability (including personal injuries or economic losses) suffered by a third party solely as a result of a defect in the Large-Scale Product Delivered by LB which defect arose from the negligent act, negligent omission or willful misconduct of LB in the performance of the Services and [*****].

15.5. Procedure for Indemnification. In the event of a Party seeking indemnification from the other Party, with the exception of indemnification sought by Alexion under Section 15.4.5 which shall proceed in accordance with Section 15.6, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnitor”) in writing of the claim and the Indemnitor shall manage and control, at its sole expense, the defense of the claim and its settlement. Upon timely notice, once the Indemnitor assumes responsibility for such defense, the Indemnitor shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the prior written consent of the Indemnitor, provided, however, that the Indemnified Party may: (i) engage counsel to review and comment on the actions undertaken by Indemnitor in the defense of any claim and Indemnitor shall pay the reasonable costs of such counsel; and (ii) may otherwise participate in the defense of any claim through its own counsel at its own expense. The Indemnified Party shall cooperate fully with the Indemnitor in the defense of any such claim. The Indemnitor shall not accept any settlement which imposes liability not covered by this indemnification or restrictions on the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall at the Indemnitor’s cost take such action as the Indemnitor may reasonably and properly require to defend any such claim, unless such action conflicts with or prejudice the Indemnified Party’s proper business interests, or might reasonably be expected to do so. Nothing contained in this Section 15.5 shall oblige the Indemnified Party to take any action or steps in its own name in defending any claim, action or proceedings. Notwithstanding any other rights of LB under this Agreement, in the event that any such claim against Alexion and for which Alexion is the Indemnitor results in the inability or prohibition of LB to manufacture the Large-Scale Product, then any lost Batch Price in respect of Batches that were scheduled for manufacture during the period of such inability or prohibition and cannot be later rescheduled for production without disruption to LB’s obligations to Alexion or its other customers shall be included in the losses and damages resulting from such claim.

15.6. Procedure for Product Liability Claims. Notwithstanding anything to the contrary in Section 15.5, in the event Alexion seeks indemnification from LB under Section 15.4.5, then the Parties, each at its own expense, shall cooperate in the defense and settlement of such claim, provided, however, that in the event that it is determined that such product liability was not the result of an action of LB for which LB has indemnified Alexion pursuant to Section 15.4.5 then Alexion shall reimburse LB for all reasonable fees and expenses incurred by LB (including without limitation attorneys’ fees) in the defense and settlement of such claim and provided further in the event that it is determined that such product liability was the result of an action of LB for which LB has indemnified Alexion pursuant to Section 15.4.5 then LB shall reimburse

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Alexion for all reasonable fees and expenses (including without limitation attorneys’ fees) incurred by Alexion in the defense and settlement of such claim. Notwithstanding the foregoing, in the event that it is determined that such product liability was only partially the result of an action of LB for which LB has indemnified Alexion pursuant to Section 15.4.5, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

15.7. Abatement. Notwithstanding anything to the contrary in this Agreement, in the event that the use of the Large-Scale Process or the [*****] is held in a suit or proceeding to infringe any intellectual property rights of a third party (or to constitute the misappropriation of a trade secret of a third party) and the use of the Large-Scale Process and/or the LB Media Formulations is enjoined, or LB has an objective basis (confirmed by an opinion of its legal counsel) for believing that it is likely to be found to infringe or constitute a misappropriation, or is likely to be enjoined, then LB shall, at its sole cost and expense, and at its option, either (i) procure the right to continue the use of the Large-Scale Process and/or LB Media Formulations or (ii) modify the Large-Scale Process and/or LB Media Formulations so that it becomes non-infringing or no longer constitutes a misappropriation, provided that such modification has no adverse affect on Alexion hereunder; provided, however, that if (i) and (ii) are not reasonably practicable then either Party shall have the right, in its sole discretion, to terminate this Agreement by giving the other two (2) years prior written notice upon which notice the provisions of Section 18.5 shall apply.

15.8. Insurance. LB shall obtain and maintain insurance coverage of the types and in the amounts customary and consistent with chemical industry standards. Without limiting the foregoing, LB shall obtain and maintain insurance which covers business interruption. Alexion shall obtain and maintain insurance coverage which is customary and consistent with pharmaceutical industry standards, naming LB and its Affiliates as named insureds and providing that LB shall be notified at least thirty (30) days in advance of termination of such coverage.

16. Limitations of Liability

16.1. LB Limitation of Liability.

16.1.1.	WITH THE EXCEPTION OF AMOUNTS DUE TO ALEXION PURSUANT TO SECTIONS 13.14, 18.4.3, 18.5.8 OR 18.7.2, THE LIABILITY OF LB TO ALEXION FOR ANY LOSS SUFFERED BY ALEXION AS A RESULT OF A BREACH OF THIS AGREEMENT BY LB OR OF ANY OTHER LIABILITY ARISING OUT OF THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO THE PAYMENT OF DAMAGES WHICH SHALL NOT EXCEED $[*****] PER EVENT OR DIRECTLY CONNECTED SERIES OF EVENTS.

16.1.2.	The limitations in Section 16.1.1 above shall not apply if and to the extent such liability arises out of third party claims, demands or actions for which: (i) LB is required to indemnify Alexion for a breach of the representation set forth in Section 15.1.4 in which instance LB’s liability shall be no greater than the dollar amount of any such encumbrance, (ii) LB is required to pay a third party as a result of a breach of the

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representation set forth in Section 15.1.8 (subject to Section 13.5); (iii) LB is required to indemnify Alexion under Section 15.4.2; (iv) LB is required to indemnify Alexion under Section 15.4.3 (subject to Section 15.7), (v) LB is required to indemnify Alexion under Section 15.4.4, or (vi) LB is required to indemnify Alexion under Section 15.4.5 (subject to Section 15.6).

16.2. Alexion Limitation of Liability.

16.2.1.	WITH THE EXCEPTION OF AMOUNTS DUE TO LB PURSUANT TO THE TERMS OF ARTICLES, THE LIABILITY OF ALEXION TO LB FOR ANY LOSS SUFFERED AS A RESULT OF A BREACH OF THIS AGREEMENT OR OF ANY OTHER LIABILITY ARISING OUT OF THIS AGREEMENT AND SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO THE PAYMENT OF DAMAGES WHICH SHALL NOT EXCEED $[*****] PER EVENT OR DIRECTLY CONNECTED SERIES OF EVENTS.

16.2.2.	The limitations in Section 16.2.1 above shall not apply if and to the extent such liability arises out of third party claims, demands or actions for which Alexion is required to indemnify LB under Section 15.3.

16.3. Disclaimer of Consequential Damages. WITH THE EXCEPTION OF THE CLAIMS UNDER OR AMOUNTS DUE PURSUANT TO THE TERMS OF ARTICLES AND CLAIMS BY LB UNDER OR AMOUNTS DUE TO LB PURSUANT TO SECTIONS, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR THE FOLLOWING LOSSES OR DAMAGES HOWSOEVER CAUSED (EVEN IF FORESEEABLE OR IN THE CONTEMPLATION OF LB OR ALEXION SHOULD HAVE BEEN FORESEEABLE):

16.3.1.	LOSS OF PROFITS, BUSINESS OR REVENUE, OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON; OR

16.3.2.	PUNITIVE, EXEMPLARY, OR MULTIPLE DAMAGES WHETHER SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON.

16.4. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN THE EVENT OF ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES OF LB IN SECTION, LB’S LIABILITY SHALL BE LIMITED TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION.

16.5. Exceptions to Limitations of Liability.

16.5.1.	The limitations in Sections 16.1 and 16.3 shall not apply if and to the extent that a liability arises out of a claim by Alexion that is directly related to an intentional action or omission of LB that in the reasonable anticipation of LB would result in failure of LB to Deliver the number of Batches ordered by Alexion pursuant to a Binding Order or that Alexion is otherwise entitled to order hereunder. For purposes of clarity:

(a)	The limitations in Sections 16.1 and 16.3 shall apply so long as LB has used and continues to use commercially reasonable efforts to

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comply with the provisions of this Agreement with respect to the performance of the Services.

(b)	The limitations of Sections 16.1 and 16.3 shall apply and LB shall be excused from performance of the Services to the extent it is unable or prohibited from doing so due to (a) a Force Majeure, (b) any injunction or other order which prohibits or otherwise limits LB’s ability to produce Batches of the Large-Scale Product which injunction or other order is a direct result of Alexion’s breach of any representation or warranty under Section 15.1, (c) an event described in Section, unless such event is a direct result of LB’s (or it’s Affiliate’s) negligence, or (d) any event described in Section, provided that LB is in compliance with Section 15.7.

(c)	The limitations of Sections 16.1 and 16.3 shall apply and LB shall be excused from performance of the Services in the event that LB terminates this Agreement pursuant to the provisions of Sections (except terminations for a payment default by Alexion where Alexion has escrowed with a third party any disputed amount).

16.5.2.	The limitations in Sections 16.1 and 16.3 shall not apply if and to the extent that a liability arises out of a claim by Alexion that is directly related to an intentional failure of LB to disclose to Alexion the composition of the [*****] in the event that LB and its suppliers are unable to provide LB Media Formulations to Alexion as contemplated under Section 18.5.5.

16.5.3.	WITH THE EXCEPTION OF AMOUNTS DUE TO ALEXION PURSUANT TO SECTIONS, in no event shall LB be liable under this Agreement for more than an aggregate amount of $[*****] during the term of this Agreement or thereafter.

17. Alexion Information, LB Information and Patent Rights.

17.1. Confidential Information. Alexion acknowledges that LB Information and LB acknowledges that Alexion Information delivered pursuant to this Agreement are delivered subject to obligations of confidentiality. Each agrees to keep the LB Information or the Alexion Information secret and confidential, respect the other’s proprietary rights therein and to make use of and permit to be made use of such information only for the purposes of performing the Services hereunder, and not without the other Party’s prior written consent disclose or permit the LB Information or such Alexion Information to be disclosed to any third party except as expressly provided herein.

17.2. Disclosure to Affiliates, employees, etc. Alexion and LB shall grant access to confidential LB Information or confidential Alexion Information only to Affiliates, employees, consultants, marketing collaborators and contractors who reasonably need to know such information for legitimate purposes and who are subject to the same obligations of confidentiality as LB and Alexion under appropriate secrecy agreements.

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17.3. Third Parties. LB and Alexion each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any Affiliate of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which come into its possession under this Agreement.

17.4. Exceptions. The confidentiality obligations under this Article 17 shall not extend to any information which:

17.4.1.	Is or becomes generally available to the public otherwise than by reason of a breach by the receiving Party of the provisions of this Article 17;

17.4.2.	Is known to the receiving Party prior to its receipt from the disclosing Party free of any confidentiality obligation to any third party;

17.4.3.	Is subsequently disclosed to the receiving Party without being made subject to an obligation of confidence by a third party;

17.4.4.	LB or Alexion may be required to (or is advised by counsel that it is highly advisable to) disclose under any statutory, regulatory, stock exchange or similar legislative requirement or court order; provided however, that (i) the receiving Party gives the disclosing Party prior written notice of such required disclosure and assists the disclosing Party in its reasonable efforts to prevent or limit such disclosure; and (ii) the information so disclosed pursuant to this Section 17.4.4 otherwise remains LB Information or Alexion Information, as the case may be, for the purposes of this Article 17; or

17.4.5.	The receiving Party can demonstrate by competent evidence was independently discovered by the receiving Party or its employees without reference to any information received from the other Party hereto.

17.5. No License. Each Party acknowledges that, except as expressly provided herein or pursuant to a separate agreement between the Parties existing now or entered into in the future, such Party shall not by virtue of this Agreement at any time have any right, title, license or interest in or to the LB Information or Alexion Information as the case may be, Patent Rights or any other intellectual property rights relating to the Large-Scale Process which are owned by the other Party or its Affiliates or to which the other Party or its Affiliates is otherwise entitled.

18. Termination.

18.1. Termination Without Cause. Alexion shall be entitled to terminate this Agreement at any time without cause by notice in writing.

18.1.1.	If Alexion terminates this Agreement pursuant to this Section 18.1, on or prior to [*****], then LB will [*****].

18.1.2.	If Alexion terminates this Agreement pursuant to this Section 18.1.2 after [*****], but prior to [*****], Alexion will pay LB [*****] for all Batches scheduled for start of manufacture within [*****] of such notice, and [*****] for all Batches scheduled for start of manufacture between [*****] and [*****] of such notice, up to a maximum total payment of $25 million. Uncredited amounts of the Advance would be credited against

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any such termination payment. LB may retain amounts paid under this provision in [*****] such amounts [*****].

18.1.3.	If Alexion terminates this Agreement pursuant to this Section 18.1.3 after [*****], then Alexion will have the option to accept delivery of Batches which have been ordered and are scheduled for start of manufacture within eighteen (18) months of such notice or to pay Lonza a termination payment in the amount of $25 million dollars. Uncredited amounts of the Advance would be credited against any such termination payment. LB may retain any amount paid under this provision in [*****] such amount [*****]

18.2. Decrease in Minimum Order. Alexion may order fewer than [*****] Batches in its Binding Order with at least [*****] months notice from the first day of the relevant Suite Use Period. In such event, Alexion will pay Lonza a percentage of the Batch Price for each Batch fewer than [*****] as calculated by the following method:

Batches Below Minimum	Cancellation Fee

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

By way of example, if Alexion ordered [*****] Batches then the cancellation fee is calculated as follows; [*****]. Such amounts will be paid on the first day of the relevant Suite Use Period, and Lonza [*****] such amounts [*****]

18.3. Sole Remedy of LB. Sections 18.1 and 18.2 set forth LB’s sole and exclusive remedy for termination of this Agreement or cancellation of Batches by Alexion pursuant to those provisions. Alexion agrees that concurrently with any notice of termination under Section 18.1 it shall transmit to LB all amounts due to LB under this Agreement. In stipulating the amounts due upon such termination or cancellation by Alexion under Sections 18.1 and 18.2, the Parties intend to provide for damages to be paid to LB, rather than a penalty to be paid by Alexion. The Parties agree that the amounts stipulated are a reasonable pre-estimate of the probable losses which would be suffered by LB.

18.4. Right to Terminate. Subject to the proviso below, in the event that (a) the Suite Use Commencement Date does not occur by [*****] or (b) circumstances arise whereby there becomes no reasonable prospect that the Suite Use Commencement Date will occur by [*****]:

18.4.1.	LB shall promptly refund [*****] percent ([*****]%) of the Advance, and if the Suite Use Commencement Date does not occur by [*****] or circumstances arise whereby there becomes no reasonable prospect that the Suite Use Commencement Date will occur by [*****], LB shall also promptly pay Alexion the sum of $[*****]; and

18.4.2.	Alexion shall be entitled to terminate this Agreement (by written notice on or before [*****]) and if Alexion so elects to terminate this Agreement, (a) none of the termination fees that would otherwise be payable to LB

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upon termination or cancellation under the provisions of Section 18.1 or 18.2 shall apply and (b) the provisions of Section 18.5 shall apply.

18.4.3.	Provided, however, that if the Suite Use Commencement Date is delayed beyond [*****] by reason solely of a regulatory requirement which could not reasonably have been expected or anticipated as of the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements, then the [*****] date shall be extended as reasonably required to comply with such requirement, but in no event later than [*****]

18.5. Consequences of Termination under Sections 6.3, 6.8, 15.7, 18.4 or 18.6. In the event that this Agreement is terminated pursuant to Section 6.3, 6.8, 15.7, 18.4, or 18.6:

18.5.1.	Alexion shall have a non-exclusive right and license (with the right to sublicense to any third party) to utilize the LB Patent Rights, LB Information (specifically excluding [*****]) and Large-Scale Process for the production of Large-Scale Product. Alexion shall pay to LB as consideration for such licenses a [*****] of Large-Scale Product produced under such license for the time period that is the longer of: [*****] years from the date of first commercial sale of Large Scale Products by Alexion, its Affiliates or sublicensee; or (ii) the [*****]. The Parties understand and agree that during the Large-Scale Development Agreement, additional intellectual property (whether or not patentable) that is owned or controlled by LB prior to undertaking the Large-Scale Development Agreement (or that is otherwise developed outside the Large-Scale Development Agreement) may be incorporated into the Large-Scale Process. The Parties agree that prior to the incorporation of any patentable intellectual property the royalty, if any, which would be associated with such intellectual property shall be disclosed to Alexion and Alexion shall have the option to include or exclude such patentable intellectual property within the Large-Scale Process. In the event that Alexion agrees to incorporate any additional patentable intellectual property within the Large-Scale Process then the royalty associated with such patentable intellectual property shall be in addition to the [*****] and such intellectual property shall be included within the non-exclusive license stated above. Intellectual property developed under the Large Scale Development Agreement shall be licensed non-exclusively to Alexion, without further consideration (in either case with a reservation by LB of all rights therein for the manufacture of products other than the Large-Scale Product).

18.5.2.	LB shall provide the technology transfer (including technical training) necessary or beneficial for an alternate manufacturer to produce Large-Scale Product using some or all of the Large-Scale Process, which technology transfer shall be provided on commercially reasonable terms negotiated in good faith between LB and Alexion. Notwithstanding the foregoing, LB shall not be obligated to provide such technology transfer to more than [*****] alternate manufacturers;

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18.5.3.	LB shall allow Alexion reasonable access to, and rights to cross-reference LB’s drug master files and other regulatory submissions and approvals to the extent necessary or useful for the production of Large-Scale Product using some or all of the Large-Scale Process;

18.5.4.	LB shall, upon written request by Alexion, supply a list of the names of all suppliers of Raw Materials;

18.5.5.	LB shall supply to Alexion the [*****] at a price which is no greater than [*****], plus freight, taxes and insurance, or at Alexion’s option shall instruct its supplier(s) to supply the [*****] to Alexion. [*****]; provided, however, if LB and its suppliers are unable to provide [*****] to Alexion in amounts reasonably required by Alexion, [*****] under terms to be negotiated in good faith, including terms of confidentiality reasonably satisfactory to LB. In the event Alexion acquires any [*****] or information under this Section, Alexion’s right to manufacture and use the same will be limited exclusively to the manufacture and use in connection with the Large-Scale Product). In consideration for the supply of such [*****], Alexion shall [*****] a volume of [*****] similar to those required to produce [*****]

18.5.6.	except with respect to the [*****] which are subject to Section 18.5.5, LB shall at Alexion’s written request and option and to the extent consistent with LB’s prior written contractual obligations to such suppliers, assign all or part of the written agreements and purchase orders for Raw Materials or give Alexion reasonable assistance in securing Raw Material supplies from LB’s existing vendors; and

18.5.7.	LB shall, upon written request by Alexion, supply a statement setting forth all unused Raw Materials, and (a) offer to Alexion, without further consideration, all Raw Materials previously paid for by Alexion hereunder and (b) offer Alexion the right to purchase other unused Raw Materials from LB on commercially reasonable terms negotiated in good faith.

18.5.8.	LB shall within five days of such notice of termination transmit to Alexion the amount of any of the Advance remaining uncredited hereunder.

18.6. Termination for Cause. In addition to Alexion’s rights of termination pursuant to Sections 6.8, 18.1, and 18.4, LB and Alexion may each terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

18.6.1.	If the other materially breaches this Agreement, and (in the case of a breach capable of remedy) such breach is not remedied within ninety (90) days of the receipt by the other of notice identifying the breach and requiring its remedy or, if such breach is incapable of remedy within ninety (90) days, the other Party fails to commence actions within such ninety (90) days to remedy such breach pursuant to a plan reasonably acceptable to the complaining Party; or

18.6.2.	If the other ceases for any reason to carry on business, dissolves, liquidates, winds up, or files or is petitioned into bankruptcy, liquidation,

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rehabilitation or dissolution or becomes insolvent or fails generally to pay its debts or obligations or a petition is filed seeking the appointment of or the taking possession by a receiver custodian, trustee or similar official.

18.7. Effect of Termination for Cause.

18.7.1.	In the event of termination by LB pursuant to Section 18.6, Alexion shall within five days of such notice of termination transmit to LB the sum of [*****] U.S. dollars ($[*****]), less the amount of the Advance remaining uncredited hereunder as of the date of such termination. In stipulating the amount due upon termination by LB under this Section 18.7.1, the Parties intend to provide for damages to be paid to LB, rather than a penalty to be paid by Alexion. The Parties agree that the amounts stipulated are a reasonable pre-estimate of the probable losses which would be suffered by LB; and

18.7.2.	In the event of termination by Alexion pursuant to Section 18.6 LB shall (a) promptly [*****] and (b) comply with the terms of Section 18.5, except that the [*****] referred to in Section 18.5 shall be [*****].

18.8. Effect of Termination Generally. Upon the termination of the Agreement for whatever reason:

18.8.1.	LB shall promptly return all Alexion Information to Alexion (to the extent legal or regulatory requirements permit) and shall dispose of, or return to Alexion the Alexion Materials and any materials derived therefrom, as directed by Alexion;

18.8.2.	Subject to any rights granted to Alexion pursuant to Sections 18.5 or 18.9 shall promptly return to LB (to the extent legal and regulatory requirements permit) all LB Information it has received from LB;

18.8.3.	Subject to any rights granted to Alexion pursuant to Sections 18.5 or 18.9 shall not thereafter use or exploit the LB Patent Rights or the LB Information in any way whatsoever. No licenses shall arise or be deemed to have arisen hereunder either by default, estoppel or otherwise except as expressly set forth herein;

18.8.4.	LB may thereafter use or exploit the LB Patent Rights or the LB Information in any way whatsoever without restriction; and

18.8.5.	LB and Alexion shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Section 18.8.

18.9. Access to LB Intellectual Property. In the event that during the term of or upon expiration or prior termination of this Agreement, Alexion notifies LB of its wish to obtain a license from LB (with the right to sublicense) to utilize the LB Patent Rights, LB Information, Large-Scale Process, the [*****], or any part thereof for the production of Large-Scale Product either at its own facility or that of a third party, or any other intellectual property of LB or its Affiliates (whether or not patentable) reasonably necessary for the manufacture of the Large-Scale Product, the Parties shall negotiate in good faith the commercially reasonable terms upon

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which such a license shall be granted and related technology shall be transferred, and shall thereafter enter into the same. Such negotiations shall be based on LB’s standard terms for the grant of such licenses and the transfer of such technology applying at the time in question; provided, that

18.9.1.	In no event shall the total consideration for such a license to the Large-Scale Process, LB Patent Rights and LB Information which are existing as of the Effective Date and are necessary or useful to manufacture the Large-Scale Product [*****] of the Large-Scale Product if utilized by Alexion or licensed to its co-development or co-marketing partners (without cumulative royalties due to the licensing of multiple items of intellectual property) [*****] of the Large-Scale Product if [*****] to a contract manufacturing organization (without cumulative royalties due to the licensing of multiple items of intellectual property). The Parties understand and agree that during the Large-Scale Development Agreement, additional intellectual property (whether or not patentable) that is owned or controlled by LB may be incorporated into the Large-Scale Process. The Parties agree that prior to the incorporation of any patentable intellectual property the royalty, if any, which would be associated with such patentable intellectual property shall be disclosed to Alexion and Alexion shall have the option to include or exclude such patentable intellectual property within the Large-Scale Process. In the event that Alexion agrees to incorporate any additional patentable intellectual property within the Large-Scale Process then the royalty associated with such patentable intellectual property shall be in addition to the net sales royalty stated in the prior sentence and such intellectual property shall be included within the non-exclusive license stated above. Intellectual property developed under the Large Scale Development Agreement shall be licensed non-exclusively to Alexion, without further consideration (in either case with a reservation by LB of all rights therein for the manufacture of products other than the Large-Scale Product.

18.9.2.	The terms of Sections 18.5.2, 18.5.3, 18.5.4, 18.5.5 and 18.5.6 shall apply.

18.10. Accrued Rights. The end of the term or prior termination of this Agreement for whatever reason shall not affect the accrued rights of either LB or Alexion arising under this Agreement and the provisions of Articles 1, 14, 15, 16, 17, 19 and 20 and Sections 7.7, 18.5, 18.7, 18.8, 18.9, and 18.10 shall remain in full force and effect.

19. Governing Law, Jurisdiction and Enforceability.

19.1. Governing Law. The construction, validity, performance and enforcement of this Agreement shall be governed by the laws of State of New York, without giving effect to the principles of conflicts of law thereof.

19.2. Dispute Resolution. In the event of the failure on the part of any required representative of the Parties hereto or the Steering Committee to resolve any matter required by this Agreement to be agreed, or in the event of any other dispute or claim arising between the Parties under this Agreement, the Parties shall attempt by good faith negotiations to resolve such dispute or claim between them by reference to the Presidents, who shall negotiate in good faith

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19.3. during a period of not less than sixty (60) days to resolve such matter, dispute or claim. In the event the Parties are unable to resolve such dispute or claim within the required time, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, none of whom shall be appointed by Parties. The place of arbitration shall be New York, New York. The arbitrators shall be selected from the CPR Panels of Distinguished Neutrals and shall be attorneys with at least fifteen (15) years experience in commercial law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. The arbitrators may proceed to an award notwithstanding the failure of a Party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties. In no event shall punitive damages (including without limitation multiple damages) be assessed against either Party. Both Parties shall bear equally the cost of the arbitration (exclusive of legal fees and expenses), provided, however, that the prevailing Party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the Parties and shall be final and binding on both Parties and enforceable in any court having jurisdiction thereof, subject only to revocation on the grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting, by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through injunction or similar equitable relief in aid of arbitration.

19.4. No Waiver. No failure or delay on the part of either LB or Alexion to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

19.5. Severability. The illegality or invalidity of any provision (or any part thereof) of this Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision, as the case may be.

20. Miscellaneous.

20.1. Assignment. Neither Party shall be entitled to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that both Parties shall be entitled without the prior written consent of the other to assign this Agreement to an Affiliate or to any joint venture company of which that Party is the beneficial owner of more than fifty per cent (50%) of the issued voting share capital thereof or to any company to which that Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise. Any assignment not permitted by this Section 20.1 shall be void and of no effect whatsoever.

20.2. Ability to Direct LB (NH) to Perform Services. LB has, and during the Term shall have, the right to and, during the Term, shall direct LB (NH) to perform the Services contemplated under and in accordance with this Agreement pursuant to inter-company agreements between LB and LB (NH). LB and LB (NH) shall enter into such intercompany agreements prior to or simultaneously with execution of this Agreement, and such intercompany agreements will provide that LB (NH) shall not take any actions that are reasonably likely to adversely affect LB’s ability to satisfy its obligations hereunder. LB hereby guarantees the performance by LB (NH) of any of the Services performed on behalf of LB pursuant to such inter-company agreements as principal and surety, and shall be responsible for LB (NH)’s actions and omissions as if they were the actions and omissions of LB.

20.3. Publicity. The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement (not previously published pursuant to this Section 20.3) shall require the prior written approval of LB and Alexion, except to the extent required by law.

20.4. Entire Agreement. This Agreement embodies the entire agreement and understanding between LB and Alexion relating to the subject matter hereof and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in this Agreement. The terms of this Agreement supersede all previous agreements and understandings between LB and Alexion relating to the Services, including without limitation the Letter of Intent.

20.5. Independent Contractor. Each Party to this Agreement acts as an independent contractor and nothing in this Agreement shall be construed to create a relationship of partnership, principal and agent, or joint venture between the Parties.

20.6. Notices. Any notice or other communication to be given under this Agreement shall be delivered personally or sent by first class pre-paid registered or certified mail, return receipt requested, nationally recognized courier service or facsimile transmission addressed as follows:

If to Alexion, to:

Alexion Pharmaceuticals Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

For the attention of: President

Facsimile: (203) 271-8198

with a copy to:

Alexion Pharmaceuticals Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

For the attention of: Vice President and General Counsel

Facsimile: (203) 271-8198

If to LB, to:

Lonza Biologics plc

228 Bath Road

Slough

Berkshire SL1 4DY

England

For the attention of: Company Secretary

Facsimile: (011) 44 1753 777001

with a copy to:

Lonza Biologics, Inc.

Pease International Tradeport

101 International Drive

Portsmouth, New Hampshire 03801-2833

For the attention of: Head of Operations

Facsimile: 001 603 334 6262

or to such other address as either Party hereto may hereafter notify the other in accordance with the provisions of this clause. All such notices or other communications shall be deemed to have been delivered as follows:

20.6.1.	If delivered personally, at the time of such delivery;

20.6.2.	If sent by registered or certified mail, five (5) business days (Saturdays, Sundays and public holidays excluded) after mailing;

20.6.3.	If sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

20.6.4.	If sent by courier service, two (2) days after being dispatched.

20.7. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement.

20.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

20.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LONZA BIOLOGICS PLC

By
Name: Title:

ALEXION PHARMACEUTICALS INC

By
Name: Title:

ATTACHMENT 1

Alexion Patent Rights

Issued Patents

U.S. Patent [*****]

U.S. Patent [*****]

U.S. Patent [*****]

U.S. Patent [*****]

Australian Patent [*****]

U.S. Patent [*****]

Canadian Patent [*****]

European Patent [*****]

Japanese Patent [*****]

United Kingdom Patent [*****]

U.S. Patent [*****]

European Patent [*****]

Japanese Patent [*****]

United Kingdom Patent [*****]

Patent Applications

Patent Applications related to U.S. [*****] and [*****] are pending in other countries as listed below:

Brazil Application [*****]

Canadian Application [*****]

European Application publication [*****]

Japanese Application [*****]

Korean Application [*****]

Mexican Application [*****]

U.S. Patent Application [*****]

Australian Application [*****]

Australian Application [*****]

Canadian Application [*****]

European Application publication number [*****]

Japanese Application [*****]

U.S. Patent Application [*****]

European Patent Application [*****]

*CONFIDENTIAL

ATTACHMENT 2

LB Patent Rights

Title:	[*****]

Territory	Patent Number	Patent Expiry Date
Australia	[*****]	[*****]
Bulgaria	[*****]	[*****]
Canada	[*****]	[*****]
Europe*	[*****]	[*****]
Russia	[*****]	[*****]
United Kingdom	[*****]	[*****]
USA (cont III)	[*****]	[*****]

*	includes: Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden and Switzerland.

Title: [*****]

Territory	Patent Number	Patent Expiry Date
Australia	[*****]	[*****]
Canada	[*****]	[*****]
*Europe	[*****]	[*****]
Japan	[*****]	[*****]
USA	[*****]	[*****]
USA (divisional)	[*****]	[*****]
USA (divisional)	[*****]	[*****]

*	includes: Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden, Switzerland, United Kingdom

Title: [*****]

Territory	Patent Number	Patent Expiry Date
*Europe	[*****]	[*****]
Japan	[*****]	[*****]
USA (cont II)	[*****]	[*****]
USA (divisional)	[*****]	[*****]

*	includes: Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden, Switzerland and United Kingdom

Title: [*****]

Territory	Patent Number	Patent Expiry Date
Australia	[*****]	[*****]
Canada	[*****]	[*****]
*Europe	[*****]	[*****]
Japan	[*****]	[*****]
USA (cont I)	[*****]	[*****]
USA (cont II)	[*****]	[*****]

*CONFIDENTIAL

*	includes: Austria, Belgium, France, Germany, Greece, Italy, Luxembourg, Netherlands, Spain, Sweden, Switzerland and United Kingdom

Title: [*****]

Territory	Application No.	Patent No.	Expiry Date
[1]Australia	[*****]	[*****]	[*****]
[1]Canada	[*****]
[1]*Europe	[*****]	[*****]	[*****]
[1]Japan	[*****]	[*****]	[*****]
1USA Cont.	[*****]	[*****]

* includes: Austria, Belgium, Denmark, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland, United Kingdom

1 ex PCT

*CONFIDENTIAL